Exhibit 10.14

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Master Manufacturing Services Agreement

Effective Date: November 12, 2019

PARTIES

PATHEON INC.

a company existing under the laws of Canada, with a place of business at 111 Consumers Drive, Whitby, Ontario L1N 5Z5 (“Patheon”),

- and -

AMYLYX PHARMACEUTICALS, INC.

a corporation existing under the laws of the State of Delaware, with its principal place of business located at 43 Thorndike Street, Cambridge, MA 02141 (“Client”).

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

		Page
12.2	Intellectual Property	26
13. Miscellaneous		26
13.1	Insurance	26
13.2	Independent Contractors	26
13.3	No Waiver	27
13.4	Assignment	27
13.5	Force Majeure	27
13.6	Additional Product and Services	28
13.7	Notices	28
13.8	Severability	29
13.9	Entire Agreement and Amendment	29
13.10	Other Terms	29
13.11	No Third Party Benefit or Right	29
13.12	Execution in Counterparts	29
13.13	Use of Name	29
13.14	Taxes	30
13.15	Governing Law and Jurisdiction	31
13.16	Dispute Resolution	31
APPENDIX 1 - Form of Product Agreement		1
APPENDIX 2 - Dispute Resolution		1
Negotiation		1
Mediation		1
Technical Disputes		1
APPENDIX 3 - API Yield Calculation		1
Actual Annual Yield		1
Target Yield and Credit Calculation		1
Limits on API Liability		2
APPENDIX 4 - Price Adjustments		1
Price Adjustment Calculation Due To Inflation		1
Price Adjustment Calculation Due To Currency Fluctuation		1

-iii-

1.	Structure of Agreement and Interpretation

1.1	Master Agreement.

This Master Manufacturing Services Agreement (the “Agreement”) establishes the general terms and conditions under which Patheon or any Affiliate of Patheon in the business of performing manufacturing services may perform Manufacturing Services for Client or any Affiliate of Client. This master form of agreement is intended to allow the parties, or any of their Affiliates, to contract for the manufacture of Product through Patheon’s global network of manufacturing sites by entering into specific Product Agreements without having to re-negotiate the general terms and conditions that apply.

1.2	Product Agreements.

This Agreement is structured so that Product Agreements may be entered into by the parties (or their Affiliates) for the manufacture of Product at any Patheon manufacturing site. Each Product Agreement will be governed by and will incorporate the terms and conditions of this Agreement, except to the extent that the parties to the Product Agreement expressly modify the terms and conditions of this Agreement in the Product Agreement. Unless otherwise agreed by the parties, each Product Agreement will be substantially in the general form, and contain the information referred to, in Appendix 1. In the event of any conflict between the terms of this Agreement and a particular Product Agreement, the terms and conditions of the Product Agreement shall control if so specifically stated; otherwise, the terms and conditions of this Agreement shall control for all purposes.

1.3	Definitions.

The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:

“Affiliate” means:

(a)	a business entity which owns, directly or indirectly, a controlling interest in a party; or

(b)	a business entity which is controlled by a party, either directly or indirectly; or

(c)	a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party;

For this definition, “control” means the lawful right to determine (by ownership of shares or otherwise) the election of the majority of directors (or equivalent managers) of a business entity;

“Annual Volume” means, for the purpose of the Price, Patheon’s assumed volume of Product to be manufactured in any Year as set out in the “Annual Volume Forecast” section of Schedule A of the applicable Product Agreement.

“API” means the active materials listed in the applicable Product Agreement (references to “Active Materials” or “Active Pharmaceutical Ingredient” in documents forming part of this Agreement or of a Product Agreement will mean “API”);

“API Credit Value” means the value of the API for certain purposes of this Agreement, as set out in the applicable Product Agreement;

“Applicable Laws” means: (i) for Patheon, the Laws of the jurisdiction where the Manufacturing Site is located; and (ii) for Client and the Product, the Laws of all jurisdictions where Product is manufactured, distributed, and marketed as these are agreed by the parties in the Product Agreement;

“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal, with competent jurisdiction over a party, the Manufacturing Services, or the relevant Product (or its use);

“Batch” means a quantity of Product in kilograms or units as provided under the applicable Product Agreement.

“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in Ontario, Canada;

“Capital Equipment Agreement” means the separate agreement that the parties may enter into that addresses the rights and responsibilities of the parties regarding capital equipment and facility modifications that may be required to perform the Manufacturing Services under a particular Product Agreement;

“cGMPs” means, as applicable, current good manufacturing practices as described in:

(a)	Parts 210 and 211 of Title 21 of the United States’ Code of Federal Regulations;

(b)	Commission Directive (EU) 2017/1572 (art. 2); and

(c)

Division 2 of Part C of the Food and Drug Regulations (Canada); together with current final industry-accepted Health Canada, FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;

“Client Intellectual Property” means: Intellectual Property provided to Patheon by or on behalf of Client, or generated or derived by Client before the Effective Date of this Agreement or by Patheon while performing any Manufacturing Services which Intellectual Property is specific to, or dependent upon, the Product;

“Client-Supplied Components” means those Components supplied or to be supplied by or on behalf of Client as identified in Schedule A of a Product Agreement;

“Components” means, collectively, all packaging components, raw materials, ingredients, and other materials (including labels, product inserts and other labelling for the Products) required to manufacture or package Product in accordance with the Processing Instructions, other than the API;

“Confidential Information” has the meaning specified in Section 11.1;

“Conversion Fee” means the capital price for performing the Manufacturing Services excluding the cost of Components as specified in the Product Agreement;

“DEA” means the Drug Enforcement Administration of the United States Department of Justice;

“Deficient Product” has the meaning specified in Section 6.1(a);

“Disclosing Party” has the meaning specified in Section 11.1;

“EMA” means the European Medicines Agency;

“FDA” means the United States Food and Drug Administration;

“Firm Order” has the meaning specified in Section 5.1(d);

“Health Canada” means the department of the Canadian Government known as Health Canada and includes, among other relevant branches, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate;

“Initial Product Term” has the meaning specified in Section 8.1;

“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trademarks, trademark applications, trade-names, Inventions, copyrights, industrial designs, confidential information, trade secrets, materials, data, writings, and know how;

“Invention” means information about any innovation, improvement, development, discovery, computer program, device, trade secret, method, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

“Inventory” means, at a point in time, all inventories of Components and work-in-process under Patheon’s care or control used for the manufacture or packaging of Product;

“Launch Period” means the [***] period commencing on the date of the first commercial sale of a Product with all Regulatory Approvals to the general public in the Territory and ending on the [***] anniversary of the first commercial sale. For example, if the first commercial sale occurred on August 1,2020 then the Launch Period would terminate on [***].

“Laws” means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;

“Local Currency” has the meaning specified in Appendix 4;

“Long Term Forecast” has the meaning specified in Section 5.1(a);

“Manufacturing Services” means the manufacturing, quality control, quality assurance, stability testing, packaging, and related services, as set out in this Agreement or in any Product Agreement, for the manufacture of Product for distribution in the Territory;

“Manufacturing Site” means the facility identified in a Product Agreement where the Manufacturing Services will be performed;

“Minimum Market Requirement” has the meaning specified in Section 2.1;

“Minimum Order Quantity” means, for each manufacturing campaign ordered, the minimum number of units, batches or kilograms of a Product that Client must purchase, as set out in Schedule A of the applicable Product Agreement;

“Obsolete Stock” has the meaning specified in Section 5.2(b);

“Patheon Competitor” means a business that derives greater than fifty (50%) percent of its revenues from performing contract pharmaceutical or biopharmaceutical development or commercial manufacturing services;

“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon or its Affiliates before performing any Manufacturing Services, developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon in its business which Intellectual Property is not specific to or dependent upon the Product or Client’s confidential information related to the Product including, without limitation, Inventions and Intellectual Property which apply to manufacturing processes or the formulation or development of drug products or drug delivery systems unrelated to the specific requirements of the Product and specifically excluding all Client Intellectual Property and Client Confidential Information;

“Partial Assignment” means the asset sale by Client of a Product.

“Price” means the fees to be charged by Patheon for:

(a)	performing the Manufacturing Services;

(b)	the cost of Components (other than Client-Supplied Components); and

(c)	any separate cost items and other fees,

as set out in Schedule A of the applicable Product Agreement;

“Processing Instructions” means the agreed file, for each Product, which contains documents relating to the Product, including, without limitation:

(a)	quality control testing methods for API and Components;

(b)	manufacturing instructions, directions, and processes;

(c)	any storage requirements for the API, Components, or Product;

(d)	all environmental, health and safety information for the Product including material safety data sheets; and

(e)	the finished Product quality control testing methods, packaging instructions and shipping requirements for the Product;

“Product” means a product listed in Schedule A of a Product Agreement;

“Product Agreement” means the agreement between Patheon and Client (or their applicable Affiliates) substantially in the form set out in Appendix 1 under which Patheon will perform Manufacturing Services;

“Product Claims” has the meaning specified in Section 6.1(a);

“Quality Agreement” means a separate agreement that sets out the quality assurance standards for the Manufacturing Services;

“Recall” has the meaning specified in Section 6.2(a);

“Recipient” has the meaning specified in Section 11.1;

“Regulatory Approval” has the meaning specified in Section 7.5(a);

“Regulatory Authority” means the FDA, EMA, and Health Canada and any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical or biopharmaceutical products, including the Products, in the Territory;

“Release Date” means in relation to each batch of Product the scheduled date by which the Product will be released by Patheon’s quality department (by confirmation or certification) as agreed in the Quality Agreement and made available for shipment, and as confirmed by Patheon in a Firm Order;

“Representatives” means, a party’s directors, officers, employees, advisers, agents, consultants, subcontractors, service partners or professional advisors;

“Rolling Forecast” has the meaning specified in Section 5.1(b);

“Technical Dispute” has the meaning specified in Appendix 2;

“Territory” means the geographic area described in a Product Agreement where Product manufactured by Patheon will be distributed by or on behalf of Client;

“Third Party Rights” means the Intellectual Property of any third party;

“VAT” has the meaning specified in Section 13.14; and

“Year” means in the first year of this Agreement or a Product Agreement, the time from the Effective Date up to and including December 31 of the same calendar year, and after that will mean a calendar year.

1.4	Interpretation.

The division of this Agreement into Sections, Subsections, Appendices and Schedules, and the insertion of headings, are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section, Appendix or Schedule refers to the specified Section, Appendix or Schedule to this Agreement. In this Agreement, the term “this Agreement” and similar expressions refer to this Agreement as a whole and not to any particular part, Section, Appendix or Schedule of this Agreement. Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.

2.	Patheon’s Manufacturing Services

2.1	Manufacturing Services.

In accordance with the terms of this Agreement, Patheon will timely perform the Manufacturing Services as set out in the relevant Product Agreement for the Price and in accordance with the Quality Agreement. Subject to the preceding sentence, Patheon will convert API and Components into Product, and provide all supportive and related Manufacturing Services such as quality assurance (for example quality controls, analytical testing, and stability programs), primary and secondary packaging, and any other related Manufacturing Services as agreed to between the parties. During the Launch Period, Patheon will manufacture One Hundred (100%) percent of Client’s Product offered for sale by Client or its Affiliates (the “Initial Market Requirement”). Following the Launch Period, Client agrees that it will order from Patheon the percentage of its manufacturing requirements in the Territory as set forth in the negotiated Product Agreement (the “Minimum Market Requirement”).

2.2	Subcontracting.

Patheon may, with the prior written consent of the Client, subcontract the Manufacturing Services under a Product Agreement to any of its Affiliates, as agreed in the Product Agreement. Patheon will remain exclusively liable to Client for any breach of this Agreement or negligence by its Affiliates in the course of performing: (i) subcontracted Manufacturing Services under a Product Agreement; or (ii) obligations under the Quality Agreement. Patheon may also arrange for non-Affiliate subcontractors to perform specific services arising under any Product Agreement with the prior written consent of Client (“Third Party Subcontractors”). Patheon will be liable to Client for the breach of this Agreement or negligence of the Third Party Subcontractor or the failure by any Third Party Subcontractor to perform any part of the subcontracted services. But Patheon’s liability for Third Party Subcontractors will remain subject to all limitations on Patheon’s liability as set out in this Agreement. Patheon will have no liability arising from the performance of services by Third Party Subcontractors: (i) that are chosen by Client; (ii) that are suppliers or service providers not validated and utilized by Patheon prior to the date of this Agreement; (iii) that are supplying materials or supplies required to perform the services; or (iv) to the extent that the Third Party Subcontractor is following the direct instructions of Client.

3.	Client’s Obligations

3.1	Payment.

Subject to Appendix 2 of this Agreement, Client will pay Patheon the applicable Price in accordance with Sections 4 and 5. All cost items that are not included in the Price (as specified in the applicable Product Agreement) are subject to additional fees to be paid by Client.

3.2	Processing Instructions.

Before the start of commercial manufacturing of Product under this Agreement, Client will give Patheon a copy of the Processing Instructions or, together with Patheon, develop and implement such instructions, which must be accompanied by the applicable API, Component and finished product specifications (if applicable, precisely matching the specifications approved by the applicable Regulatory Authority). If the Processing Instructions or accompanying documents received are amended or no longer reflect those currently approved by the Regulatory Authority, then Client will give Patheon a copy of the revised documents (if applicable, precisely matching the revised specifications approved by the applicable Regulatory Authority). Upon acceptance of the revised Processing Instructions and accompanying documents, Patheon will give Client a signed and dated receipt indicating Patheon’s acceptance. At Patheon’s request, Client will provide evidence of the executed original documents submitted by or on behalf of Client to the Regulatory Authority.

3.3	API and Components.

(a)

Client will, at its sole cost and expense, deliver the API and any Client-Supplied Components to the Manufacturing Site DDP (Incoterms 2010). Client’s obligation with respect to such delivery will consist of obtaining the release of the API and any Client-Supplied Components from the applicable customs agency and Regulatory Authority. Unless otherwise agreed in writing, Client or Client’s designated broker will be the “Importer” or “Importer of Record” (or equivalent, as understood under Applicable Laws) for API, Client-Supplied Components, drug products and intermediates imported to the Manufacturing Site, and Client is responsible for compliance with Applicable Laws (and the cost of compliance) relating to that role. For API or Client-Supplied Components which may be subject to import or export to or from the United States, Client agrees that its vendors and carriers will comply with applicable requirements of the U.S. Customs and Border Protection Service and the Customs Trade Partnership Against Terrorism.

(b)

Unless otherwise agreed in writing between the parties, the API and any Client-Supplied Components must be delivered by the Client to the Manufacturing Site at least [***] before the scheduled manufacture date for Product covered by a Firm Order in sufficient quantity to enable Patheon to manufacture the agreed quantities of Product. Patheon reserves the right to refuse to store any quantity of API in excess of the amount necessary for the Firm Order, at its sole discretion at any time but will use its commercially reasonable efforts to store such excess quantities. If Client fails to deliver the API or Client-Supplied Components within the agreed time period and, after making commercially reasonable efforts, Patheon is unable to manufacture Product on the scheduled date because of the delay, the Firm Order will be considered cancelled by Client and Section 5.1(e) will apply.

(c)

Patheon will control the unloading of API and Client-Supplied Components arriving at the Manufacturing Site and Client will comply and ensure that its carrier complies with all related directions of Patheon. The API and Client-Supplied Components will be held by Patheon on behalf of Client as set out in this Agreement. The API and Client-Supplied Components will at all times remain the property of Client. Any API and Client-Supplied Components received by Patheon will only be used by Patheon to perform the Manufacturing Services.

(d)

Client will ensure that: (i) all delivered API meets the specifications for that API and (ii) all shipments of API are accompanied by the required documentation as specified in the applicable Quality Agreement.

(e)

If Client asks Patheon to qualify an additional supplier for the API or any Component, the parties must agree on the scope of work to be performed by Patheon and the additional fees to be paid by Client. For any API or any Component, this work at a minimum will include: (i) laboratory testing to confirm the API or Component meets existing specifications; (ii) manufacture of an experimental batch of Product that will be placed on [***] accelerated stability; and (iii) manufacture of full-scale validation batches that will be placed on concurrent stability (one batch may be the registration batch if manufactured at full scale).

Patheon will promptly advise Client if it encounters API or Client-Supplied Component or Component supply problems, including delays or delivery of non-conforming API or Components from a Client designated additional supplier. The parties will cooperate to reduce or eliminate any supply problems from these additional suppliers. If supply problems persist, Patheon may suspend the Manufacturing Services affected by the problems until it is satisfied that the Client has resolved the problems with its supplier or appointed an alternative supplier. Client will qualify or certify (as appropriate) all Client designated additional suppliers on an annual basis at its expense and will provide Patheon with copies of the relevant annual reports. If Patheon agrees to certify or qualify a Client designated additional supplier on behalf of Client, it will do so for an additional agreed-upon fee payable by Client.

3.4	Packaging and Artwork.

Client will be responsible for the cost of artwork development and approval of all artwork. Client will be responsible for changes to labels, product inserts, and other packaging for the Product, including obtaining all required approvals. Client will be responsible for the cost of labelling obsolescence as contemplated in Section 5.2. Patheon’s name will not appear on the label or anywhere else on the Product unless: (i) required by any Laws; or (ii) Patheon consents in writing to the use of its name. At least [***] prior to the Release Date of Product for which new or modified artwork is required, Client will provide at no cost to Patheon and in accordance with the applicable specifications, final camera ready artwork for all packaging Components to be used in the manufacture of the Product. Client will be responsible for the costs associated with complying with any and all regulatory requirements for the labelling and tracking of the manufactured Product, including product serialisation, product data transfer and anticounterfeiting requirements in the Territory.

4.	Price and Price Adjustments

4.1	First Year Pricing.

The Price for each Product will be listed in Schedule A of a Product Agreement and may be adjusted under this Section 4.

4.2	Annual Price Adjustments.

Patheon may adjust the Price effective [***] as follows:

(a)	Inflation. Patheon may adjust the Price for inflation in accordance with Appendix 4.

(b)

Currency Fluctuations. If the parties agree in a Product Agreement to invoice in a currency other than the Local Currency for the Manufacturing Site, Patheon will adjust the Price to reflect currency fluctuations. The adjustment will be calculated in accordance with Appendix 4 after all other annual Price adjustments under this Section 4.2 have been made.

(c)

Pricing Basis. Client and Patheon acknowledge and agree that the Price in any Year is to be mutually negotiated and agreed upon. The factors to consider include the applicable Minimum Market Requirement, Annual Volume, and Minimum Order Quantity for that Year. Patheon may adjust the Price if it reasonably concludes, or is notified by Client, that the Minimum Market Requirement, Annual Volume or Minimum Order Quantity will not be ordered in a Year.

(d)

Tier Pricing. If the Pricing is divided into Annual Volume tiers, unless otherwise agreed in a Product Agreement, Client will be invoiced during the Year based at the lowest volume tier. Within [***] after the end of each Year and on termination of the Product Agreement, Patheon will send Client a reconciliation of the actual volume of Product ordered by Client during the Year at the actual applicable Pricing tiers. If the reconciliation shows an overpayment, Patheon will issue a credit to Client for the amount for the amount of the overpayment within [***] after the end of the Year or will reimburse the overpayment within [***] after the end of such Year or of such termination. The parties will use their commercially reasonable efforts and work together in good faith to resolve any disagreement over the reconciliation.

For all Price adjustments under this Section 4.2, Patheon will deliver to Client on or about [***] (unless otherwise agreed in writing) a letter stating the adjusted Pricing under a Product Agreement to be effective for Product to be delivered on or after [***] including any Firm Orders accepted by Patheon before that date.

4.3	Price Adjustments at any Time.

The Prices may be adjusted by Patheon at any time upon written notice to Client as follows:

(a)

Extraordinary Increases in Component Costs. If the cost of a Component increases cumulatively by at least [***] percent since the last annual adjustment as a result of market factors outside of Patheon’s control, then Patheon will be entitled to adjust the Price proportionately and as otherwise agreed in the Product Agreement. The revised Price will become effective with [***]. For a Price adjustment under this Section 4.3(a), Patheon will deliver to Client a revised Schedule A to the Product Agreement.

(b)

Changes. The scope of the Manufacturing Services is set by the agreed Processing Instructions, the Regulatory Approvals, the Quality Agreement and any assumptions, inclusions, exclusions and other parameters set out in the applicable Product Agreement. Changes to the scope of the Manufacturing Services and related changes to the Price must be agreed in writing by the parties (using a “Change of Scope” agreement, or similar, setting out the agreed activities and costs of implementation) and are subject to the change control provisions of the Quality Agreement. Where Patheon requests a change to the Manufacturing Services, the change will be implemented following written approval of Client, which Client will not unreasonably withhold, condition or delay.

5.	Purchasing Product

5.1	Orders and Forecasts.

(a)

Long Term Forecast. On or before June 1 of each Year, Client will give Patheon a non-binding written forecast of Client’s volume requirements for the Product for each of the next [***] (“Long Term Forecast”). If Patheon foresees any capacity constraint affecting any portion of the Long Term Forecast, it will notify Client within [***] following receipt of the Long Term Forecast, and the parties will agree on a revised Long Term Forecast within Patheon’s expected capacity. Each updated Long Term Forecast supersedes all previous Long Term Forecasts. All forecasts under this Agreement shall specify the number of Batches or units, as applicable.

(b)

Rolling Forecast. Before each Product Agreement is executed, Client will give Patheon a written forecast of the volume of Product that Client expects to order in each of the next [***] (the “Rolling Forecast”). Client will use commercially reasonable efforts to make the Rolling Forecast consistent with the most recent Long Term Forecast. Client will provide an updated Rolling Forecast: (i) on or before the [***] of each month; and (ii) if at any time it determines that the total forecast volumes estimated in the most recent Rolling Forecast have changed by more than [***] percent. Each updated Rolling Forecast supersedes all previous Rolling Forecasts.

(c)

Orders. On or before the [***] of each month, Client will issue a new purchase order for any required Product. Each purchase order must meet the Minimum Order Quantity as noted in the applicable Product Agreement and specify the purchase order number, quantities by Product type, and requested release dates for the Product (which must occur at least [***] after the first day of the next month).

(d)

Acceptance of Purchase Orders. To the extent that a purchase order covers Product that is forecast in the Rolling Forecast, Patheon will accept the purchase order by sending an acknowledgement to Client, including the confirmed Release Dates. Subject to Section 5.1(f), if Patheon fails to acknowledge receipt of a purchase order within [***], the purchase order will be considered accepted by Patheon. An accepted purchase order will be binding on the parties (a “Firm Order”), except that either party may request to change any Release Date beyond [***] after the first day of the next month. The parties will negotiate in good faith and agree on any requested alternative release date. Neither party may unreasonably reject an alternative release date requested under this Section 5.1(d), but, if the parties cannot agree, the original Release Date confirmed by Patheon will apply.

(e)

Cancellation or Postponement. Patheon will determine the manufacturing schedule of all Product covered by Firm Orders which shall be consistent with Client’s delivery requirements. If Client cancels or reduces a Firm Order, or wishes to postpone the applicable Release Date (subject to Section 5.1(d)), Client will remain liable to pay Patheon [***] percent of the Price for the Firm Order.

(f)	Capacity Reservation. On July 1st in the last Year of the Launch Period, Patheon will use the Rolling Forecast to reserve its manufacturing capacity in the next Year for Product.

In all other cases, by reference to the Rolling Forecast applicable at June 1 of each Year, the relevant forecast for the Year being the “Yearly Forecast Volume”.

At the end of each Year after the Launch Period, if the aggregate actual Batches ordered by Client with a confirmed Release Date within the Year, taking into account any Product paid for but not ordered, (“Actual Yearly Volume”) is less than [***] of the Yearly Forecast Volume, then Patheon may invoice and Client will pay Patheon the Conversion Fee portion of the Price for the shortfall of Product below the tolerance during the Year in an amount calculated as follows:

Amount Due to Patheon

= ((Yearly Forecast Volume x [***]) — Actual Yearly Volume’) x Conversion Price for the Product

If the quantity of Product requested by Client in a Year (in purchase orders received by Patheon) exceeds the Yearly Forecast Volume for that Year, Patheon will use commercially reasonable efforts to supply the additional Product volumes. Patheon will not be considered to have accepted any purchase order for additional Product volumes without written confirmation.

(g)

Controlled Substance Quota Requirements (if applicable). Client will give Patheon the information set out below for obtaining any required DEA or equivalent agency quotas (“Quota”) needed to perform the Manufacturing Services. Patheon will be responsible for routine management of Quota information in accordance with Applicable Laws. The parties will cooperate to communicate the information and to assist each other in Regulatory Authority information requirements related to the Product as follows: (i) by April 1 of each Year for the applicable Product, Client will provide to Patheon the next

Year’s annual Quota requirements for the Product; (ii) by [***], Client will provide to Patheon any changes to the next Year’s Quota requirements; (iii) Client will pro-actively communicate any changes to the Quota requirements for the then-current Year in sufficient time to allow Patheon to file and finalize Regulatory Authority filings supporting the changes; (iv) upon Patheon receiving the necessary forecast information from Client in order to request additional Quota, Patheon will submit to the applicable Regulatory Authority, on a timely basis, all filings necessary to obtain Quotas for API and will use commercially reasonable efforts to secure sufficient Quota from the applicable Regulatory Authority so as to achieve Release Dates for Product as set out in applicable purchase orders and forecasts submitted to Patheon by Client or its designee; and (v) Patheon will not be responsible for any Regulatory Authority’s refusal or failure to grant sufficient Quota for reasons beyond the reasonable control of Patheon (including where Client fails to provide the required information in accordance with this Section 5.1(g)).

5.2	Obsolete Stock.

(a)

Client understands and acknowledges that Patheon will rely on purchase orders, Firm Orders, the Long Term Forecast and the Rolling Forecast in ordering the Components (other than Client-Supplied Components) required to meet anticipated Firm Orders. Patheon may purchase the Components in sufficient volumes, and reasonably in advance of the expected use of the Component (taking into account lead times), to meet the production requirements for Products covered by anticipated Firm Orders or for the Rolling Forecast to meet the production requirements of any other amounts agreed to by the parties.

(b)

For Components ordered by Patheon in relation to Firm Orders or under Section (a) that are not used in the Manufacturing Services within [***] after the forecasted month for which the purchases have been made due to actual orders being less than the Firm Orders or Rolling Forecasts, or if the Components have expired or are rendered obsolete due to Client- required changes in any Processing Instructions, GMP, or artwork, or due to changes in Applicable Laws during the period (collectively, “Obsolete Stock”). Client shall either (i) at Client’s cost (plus a [***] handling fee) pick up from Patheon’s Manufacturing Site all obsolete stock or (ii) reimburse Patheon for the cost of obsolete stock which reimbursement will include Patheon’s cost to purchase and destroy the Obsolete Stock (plus a [***] percent handling fee). Client shall elect either (i) or (ii) within [***] of receipt of written notice from Patheon identifying the Obsolete Stock. If any non-expired Components are used in Products subsequently manufactured for Client or in third party products manufactured by Patheon, Client will receive credit for any costs of those Components previously paid to Patheon by Client.

5.3	Storage.

If: (i) Client fails to take possession or arrange for the destruction of Obsolete Stock within [***] of receipt of written notice from Patheon identifying the Obsolete Stock; (ii) any equipment (other than existing Patheon equipment) is stored at the Manufacturing Site at any time prior to its use in the Manufacturing Services; or (iii) Product is not collected by Client within [***] of the Release Date notified by Patheon, Client will pay Patheon USD [***] per pallet, per month after that for storing the Obsolete Stock, equipment or Product. Storage fees for Obsolete Stock or Product which contain controlled substances or require refrigeration will be charged at USD [***] per pallet per month. Storage fees are subject to a one (1) pallet minimum charge per month. Patheon may ship Product held by it longer than [***] to Client at Client’s expense on [***] written notice to Client. If Patheon is unable to store any material due to capacity constraints, Patheon may use an Affiliate or qualified third party to store (outside the Manufacturing Site) any material under this Agreement. After the limited storage periods stated above, Client will assume all risk of loss or damage to materials and Client will be responsible for having appropriate insurance coverage in place for this risk.

5.4	Invoices and Payment.

For shipments of Product, Patheon will issue invoices to Client on or after the Release Date of the Product. Otherwise, Patheon will issue invoices for Manufacturing Services on completion or as agreed in the Product Agreement. Patheon will also submit to Client, with each shipment of Product, a duplicate copy of the invoice covering the shipment. Invoices will be sent by email to the email address given by Client to Patheon in writing. Each invoice will, to the extent applicable, identify Client’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Client. Client will pay all undisputed invoices within [***] of the date of the invoice. If any portion of an invoice is disputed, Client will pay Patheon for the undisputed amount and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable. Interest on undisputed past due accounts will accrue at [***] per month. Patheon may, on giving [***] notice to Client, suspend all Manufacturing Services, including release and shipment of Product, until all undisputed past due invoices have been paid in full. Patheon will have no liability to Client for losses caused by this suspension, including without limitation, losses due to delayed Product delivery or Product shortages.

5.5	Delivery and Shipping.

Delivery of Product and any other materials will be made EXW (Incoterms 2010) from Patheon’s Manufacturing Site unless otherwise agreed in a Product Agreement. Subject to Section 8.3, risk of loss or of damage to Product will remain with Patheon until Patheon loads the Product onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Client. But if Client fails to collect Product within [***] after it has been released for shipment by Patheon, Client will assume all risk of loss or damage to the released Product. Patheon may, in accordance with Client’s instructions and as agent for Client, at Client’s risk, arrange for shipping (to Client or any third party nominated by Client) to be paid by Client. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Product and may monitor Patheon’s shipping and freight activity under this Agreement.

6.	Product Claims and Recalls

6.1	Product Claims.

(a)

Rejection. Client may reject any manufactured Product that it reasonably considers (by reference to the results of the agreed release testing) to be deficient based on: (i) documentation provided by Patheon, (ii) Client’s own inspection, (iii) testing of delivered Product or (iv) is not manufactured in accordance with the Processing Instructions, Product Agreement or this Agreement.

(b)	Product Claims.

(i)

Client may claim a remedy (a “Product Claim”) for any portion of any batch of Product for which Patheon did not perform the Manufacturing Services in accordance with the agreed Processing Instructions, cGMPs, or Applicable Laws (“Deficient Product”). Client will inspect Product manufactured by Patheon, or batch documentation provided by Patheon, upon receipt and will give Patheon written notice of all Product Claims within [***] after receipt (or, in the case of any deficiency not susceptible to discovery upon receipt, within [***] after discovery by Client, but not after the expiration date of the Product). If Client fails to provide a Product Claim within the applicable [***] period, then the Product will be considered to have been accepted by Client on the [***]. Patheon will have no liability for any deficiency for which it has not received notice within the applicable [***] period.

(ii)

This Section 6 sets out the only liability of Patheon for Deficient Products. Patheon will provide a remedy for Product Claims as specified in Section 10.2, but Patheon will have no obligation for any Product Claims to the extent the Deficient Product was caused by: (i) deficiencies in the Processing Instructions, specifications, the safety, efficacy, or marketability of the Product or its distribution; (ii) a defect in the API or an incorporated Component that was not reasonably discoverable by Patheon using the test methods set out in the Processing Instructions; (iii) actions of Client or third parties occurring after the Product is delivered by Patheon; (iv) packaging design or labelling defects or omissions for which Patheon has no responsibility; (v) any unascertainable reason despite Patheon having performed the Manufacturing Services in accordance with the Processing Instructions, cGMPs, and Applicable Laws; or (v) any other breach by Client of its obligations under this Agreement that resulted in a Deficient Product. If after a full investigation as set out in the Quality Agreement and this Section 6.1 (b)(ii), it is determined that Patheon manufactured Product in accordance with the agreed Processing Instructions, but a batch or portion of batch of Product is not released, Client will pay Patheon the Price for the Product. Patheon’s only liability for API loss is set out in Appendix 3.

(c)

Determination of Deficiency. Upon receipt of a Product Claim, Patheon will have [***] to advise Client by notice in writing if it disagrees with the contents of the Product Claim. If the parties fail to agree within [***] after Patheon’s notice to Client as to whether any Product identified in the Product Claim is Deficient Product, the parties will investigate the matter in accordance with the Quality Agreement. If, after joint testing or investigation has been performed, the parties still cannot agree on the root cause, the provisions of Appendix 2 will apply and, after the required negotiation, the dispute will be handled as a Technical Dispute.

(d)

Shortages and Price Disputes. Claims for shortages in the amount of Product shipped by Patheon or a Price dispute will be dealt with by reasonable agreement of the parties. Any claim for a shortage or a Price dispute will be considered waived by Client if it has not been presented within [***] of the date of the relevant invoice.

6.2	Product Recalls and Returns.

(a)

Records and Notice. The parties will each maintain records necessary to permit a Recall of any Product delivered to Client or customers of Client. Each party will promptly notify the other of any information which might affect the marketability, safety or effectiveness of the Product or which might result in the Recall or seizure of the Product in accordance with the Quality Agreement. Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any Product in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client. “Recall” will mean any action: (i) by Client to recover title to or possession of quantities of the Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Product from the market); (ii) by any Regulatory Authority to detain or destroy any of the Product; or (iii) by either party to refrain from selling or shipping quantities of the Product to third parties which would be subject to a Recall if sold or shipped.

(b)

Recalls. If: (i) any Regulatory Authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled; (ii) a court of competent jurisdiction orders a Recall; or (iii) Client determines that any Product should be Recalled or that a “Dear Doctor” letter is required relating the restrictions on the use of any Product, then Patheon will co-operate as reasonably required by Client, having regard to all Applicable Laws.

(c)

Recalled Product. To the extent that a Recall results from, or arises from Deficient Product, Patheon will be responsible for all reasonable documented out-of-pocket expenses of the Recall and will replace the Deficient Product with replacement Products as per Section 10. In all other circumstances, Recalls, returns, or other corrective actions will be made at Client’s cost and expense unless caused by the negligent action or inaction of Patheon. Patheon’s only liability for API loss is set out in Appendix 3.

6.3	Disposition of Deficient Product.

Client will not dispose of any damaged, returned, or Deficient Product for which it intends to assert a Product Claim against Patheon without Patheon’s prior written authorization to do so. Patheon may instruct Client to return the Products to Patheon. Patheon will bear the cost of return and disposition of any Deficient Products. In all other circumstances, Client will bear the cost of return and disposition, including all applicable fees for Manufacturing Services.

7.	Co-operation and Regulatory Affairs

7.1	Governance.

Each party will without delay upon execution of this Agreement or a Product Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers will meet on a frequency agreed to between the parties to review the current status of the business relationship, including review of key performance indicators such as API delivery, on-time delivery, right first time, attainment of the Minimum Market Requirement and manage any issues that have arisen.

7.2	Governmental Agencies.

Subject to any restrictions in the Quality Agreement, either party may communicate with any Regulatory Authority responsible for granting Regulatory Approval for the Product and any other relevant Authority regarding the Product if, in the opinion of that party’s counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of the Authority or Applicable Laws. Otherwise, the parties will consult each other in relation to regulatory communications relating to the Product in accordance with the Quality Agreement.

7.3	Records.

Patheon will keep records of the manufacture, testing, and shipping of the Product, and retain samples of the Product as are necessary to comply with all manufacturing regulatory requirements applicable to Patheon, Applicable Laws, cGMP and the Quality Agreement. Copies of the records and samples will be retained as and for the period specified in the Quality Agreement or longer as may be required by any Applicable Law. Patheon reserves the right to destroy or return to Client, at Client’s sole expense, any document or samples for which the retention period has expired if Client fails to arrange for destruction or return within [***] of receipt of written notice from Patheon.

7.4	Audits.

Subject to the limits agreed in the Quality Agreement, Patheon will give Client access at mutually agreed times to the areas of the Manufacturing Site in which the Product is manufactured, stored, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with the specifications, Product Agreement, cGMPs, and Applicable Laws. If Client wishes to audit Patheon beyond the agreed limits, except where the audit is required due to Patheon’s breach, Client will pay to Patheon a fee of USD [***] for each additional audit day and USD [***] per audit day for each additional auditor. Under no circumstances will: (a) Client have a right of access to Patheon’s financial record; or (b) any Patheon Competitor be permitted access to the Manufacturing Site.

7.5	Regulatory Filings.

(a)

Regulatory Authority Documentation. Client will provide copies of all relevant documents relating to Regulatory Authority approval for the commercial manufacture, distribution and sale of the Product (“Regulatory Approval”) to Patheon on request and as required under the Quality Agreement. Patheon will review and verify the accuracy of these documents in accordance with the Quality Agreement. Client is not entitled to submit Regulatory Approvals referring to Patheon or its Affiliates or the Services until approved by Patheon.

(b)

Deficiencies. If, in Patheon’s sole discretion, acting reasonably, Patheon determines that any regulatory information given by Client is inaccurate or deficient in any manner whatsoever (the “Deficiencies”), Patheon will notify Client in writing of the Deficiencies. The parties will work together to have the Deficiencies resolved prior to the date of filing of the relevant application and in any event before any pre-approval inspection or before the Product is placed on the market if a pre-approval inspection is not performed.

(c)

Inspection by Regulatory Authorities. If Client does not give Patheon the documents requested under this Section 7.5 or the Quality Agreement within the time specified and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the Regulatory Authority until Patheon has reviewed the requested documents and is satisfied with their contents. Client’s breach of this requirement will be considered a material breach of this Agreement.

(d)

Pharmacovigilance. Client will be responsible, at its expense, for all pharmacovigilance obligations for the Product in accordance with Applicable Laws and the monitoring and management of post-marketing complaints and queries at its cost (including, without limitation, the cost of assistance required of Patheon under the Quality Agreement). Unless required by Applicable Law, neither party will be obliged to exchange with the other party any information or data which it compiles in carrying out pharmacovigilance obligations or activities.

(e)

No Patheon Responsibility. Except as otherwise agreed in the Quality Agreement, Patheon will not assume any responsibility for: (a) the submission, accuracy or cost of any application for Regulatory Approval or related documentation (or the success of those applications); (b) any activity that is required by Applicable Laws for Regulatory Approval (including pharmacovigilance and complaints handling, and preparation and submission of any regular quality or other update); or (c) any dealings with the relevant Regulatory Authority on behalf of Client for Regulatory Approval. If a Regulatory Authority, or other governmental body, requires Patheon to incur fees, costs or activities in relation to the Products which Patheon considers unexpected and extraordinary, then Patheon will notify Client in writing and the parties will discuss in good faith appropriate mutually acceptable actions, including fee/cost sharing, or termination of all or any part of this Agreement or a Product Agreement. Patheon will be not be obliged to undertake these activities or to pay for the fees or costs until the parties reach agreement on scope and fees for Patheon’s assistance.

7.6	Release.

The parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Product will not by itself indicate compliance by Patheon with its obligations relating to the Manufacturing Services or the applicable Product Agreement. Nothing in this Agreement will remove or limit the authority of the relevant quality function (as specified by the Quality Agreement) to determine whether the Product will be released for sale or distribution.

7.7	Withdrawal on Completion.

No later than [***] following completion or permanent cessation of the Manufacturing Services at the applicable Manufacturing Site, Client will: (a) ensure that any regulatory filings relating to the Product are withdrawn or amended to remove all references to the Manufacturing Site and, as applicable, Patheon or its Affiliates and their facilities (except in an historic context); and (b) provide to Patheon written confirmation of its compliance with this Section 7.7. If this time is not sufficient to meet the requirements of certain Regulatory Authorities, despite Client’s best efforts, then Patheon shall agree to reasonably extend the period based on the written reassurances of Client.

8.	Term and Termination

8.1	Initial Term.

This Agreement will become effective as of the Effective Date and will continue until December 31 2025 (the “Initial Term”), unless terminated earlier by one of the parties. This Agreement will automatically renew after the Initial Term if there is a Product Agreement in effect and will terminate co-terminus with the last Product Agreement to expire unless otherwise agreed by the Parties. In any event, the legal terms and conditions of this Agreement will continue to govern any Product Agreement in effect. Each Product Agreement will have an initial term from the Effective Date of the Product Agreement until the date agreed to by the Parties (each, an “Initial Product Term”).

8.2	Termination for Cause.

(a)

Either party may terminate this Agreement or a Product Agreement upon written notice where the other party has failed to remedy a material breach of this Agreement or the Product Agreement within [***] (the “Remediation Period”) following receipt of a written notice of the breach from the aggrieved party that expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”). In the event of any conflict, the terms of this Agreement will supercede the terms and conditions of the Product Agreement unless otherwise specifically agreed to in writing. The aggrieved party’s right to terminate this Agreement or a Product Agreement under this Section 8.2(a) may only be exercised for a period of [***] following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be considered to have waived the breach described in the Breach Notice and if timely exercised this Agreement or a Product Agreement shall accordingly be terminated and be declared null and void except for those provisions which survive in accordance with their terms. The right to terminate a Product Agreement under this Section 8.2(a) does not extend to any other Product Agreements where there has been no material breach of those other Product Agreements. Notwithstanding anything to the contrary herein, in the event Patheon is not able to timely manufacture and deliver the Product in accordance with Section 2.1 due to Patheon’s negligence or failure to perform under the terms hereof then the Client shall have the right , upon written notice to Patheon, to secure alternative manufacturing services. Client’s rights in this Section 8.2(a) shall continue so long as Patheon is unable to comply with the terms of Section 2.1 due to its negligence or failure to perform under this Agreement.

(b)

Either party may immediately terminate this Agreement or a Product Agreement upon written notice to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy or insolvency is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement or a Product Agreement is assigned by the other party for the benefit of creditors.

(c)

Client may terminate a Product Agreement upon [***] prior written notice if any Authority takes any action, or raises any objection, that permanently prevents Client from selling the Product in the Territory.

(d)	Client may terminate a Product Agreement upon [***] prior written notice if it intends to no longer order Manufacturing Services for a Product due to the Product’s discontinuance in the market.

(e)

Patheon may terminate this Agreement or any Product Agreement upon [***] prior written notice if Client assigns under Section 13.4 any of its rights under this Agreement or a Product Agreement to an assignee that, in the reasonable opinion of Patheon, is: (i) unlikely to be able to meet the obligations of this Agreement or a Product Agreement; (ii) is as of the date of the assignment a Patheon Competitor as supported by reasonable evidence; or (iii) an entity with whom Patheon has had prior unsatisfactory business relations (as supported by reasonable evidence of late or unpaid invoices or material disputes).

(f)

Patheon may terminate this Agreement or any Product Agreement if payment in full of overdue, undisputed invoices is not received within [***] following the date of suspension of Manufacturing Services by Patheon under Section 5.4.

(g)

If Client forecasts zero volume for [***] during the term of a Product Agreement (excluding regulatory issues or the registration period), then Patheon may terminate the Product Agreement by providing [***] prior written notice to Client. Within that [***] period, Client may either: (i) withdraw the zero forecast and re-submit a reasonable volume forecast, after which Patheon will withdraw the termination notice or (ii) negotiate other terms and conditions on which the Product Agreement will remain in effect.

8.3	Obligations on Termination.

If a Product Agreement is completed, expires, or is terminated in whole or in part for any reason, then:

(a)

Client will take delivery of and pay for all undelivered Products that are manufactured or packaged in accordance with this Agreement under a Firm Order, at the Price in effect at the time the Firm Order was released;

(b)

Client will purchase all Inventory that was purchased (or will be purchased under existing unfulfilled orders for Components), maintained or produced by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2, at Patheon’s cost (including all costs incurred by Patheon for the purchase, handling, and processing of the Inventory);

(c)

Client, at its own expense, will remove from the Manufacturing Site, within [***] following the completion, termination, or expiration of the Product Agreement, all unused API and Client-Supplied Components, all applicable Inventory (whether current or obsolete), supplies, undelivered Product, chattels, equipment or other moveable property owned by Client, related to the Agreement and located at the Manufacturing Site or that is otherwise under Patheon’s care and control (“Client Property”). If Client fails to remove Client Property within the [***] period, which may be extended by the Client for unforeseen circumstances, for up to an additional [***] period, Client will then pay Patheon [***] per pallet, per month, one pallet minimum (except that Client will pay [***] per pallet, per month, one pallet minimum, for any of Client Property that contains controlled substances, requires refrigeration or other special storage requirements) after that for storing Client Property and will assume any third party storage charges invoiced to Patheon regarding Client Property (which Patheon may incur at its discretion). Patheon may ship Client Property to Client or to an external warehouse at Client’s risk and expense. Patheon will invoice Client for these storage charges as set out in Section 5.3 of this Agreement. If Client fails to remove Client Property within [***] following the completion, termination, or expiration of the Product Agreement, which may be extended by the Client for unforeseen circumstances, for up to an additional [***] period, Client will assume all risk of loss or damage to the stored Client Property and it will be Client’s responsibility to have appropriate insurance coverage in place for this risk. If Client asks Patheon to destroy any Client Property, Client will be responsible for the cost of destruction; and

(d)

any completion, termination or expiration of this Agreement or a Product Agreement will not affect any prior outstanding obligations or undisputed payments due nor will it prejudice any other remedies that the parties may have under this Agreement or a Product Agreement or any related Capital Equipment Agreement. Completion, termination or expiration of this Agreement or of a Product Agreement for any reason will not affect the obligations and responsibilities of the parties under Sections 5.1(e), 5.1(f), 5.4, 5.5, 8.3, 10, 11, 12, 13.14, 13.15 and 13.16, all of which shall survive any completion, termination or expiration of this Agreement of a Product Agreement, as well as any other provisions that are by implication or otherwise intended to survive any completion, termination or expiration. Where Patheon has agreed to provide stability services beyond the final supply of Product, the relevant provisions of this Agreement will survive for the agreed duration of those stability services.

8.4	Technology Transfer.

Following termination of a Product Agreement for any reason, or at Client’s request within [***] before the end of the term of a Product Agreement, Patheon will provide assistance to transfer all of Client’s manufacturing process, know-how and analytical testing methodology for the Product to Client (“Technology Transfer”) to assist Client to manufacture the Product. Patheon will also disclose to Client any Patheon Intellectual Property that is required or helpful to manufacture the Product. Patheon will, upon request of Client, prepare a written proposal to perform the Technology Transfer. Client will pay the mutually agreed reasonable fee for the Technology Transfer performed by Patheon.

9.	Representations, Warranties and Covenants

9.1	Authority.

Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and inter-related agreements and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement or any inter-related agreements.

9.2	Client Warranties.

(a)	Non-lnfrinqement. Client covenants, represents, and warrants that:

(i)

the Processing Instructions and specifications for the Product are its or its Affiliate’s property and that Client may lawfully disclose the Processing Instructions and specifications to Patheon for use in accordance with this Agreement;

(ii)

any Client Intellectual Property used by Patheon in performing the Manufacturing Services: (A) is Client’s or its Affiliate’s unencumbered property, (B) may be lawfully used as directed by Client and agreed in this Agreement and (C) to the Client’s knowledge, does not infringe any Third Party Rights;

(iii)

the performance of the Manufacturing Services by Patheon or the use or other disposition of any Product by Patheon as may be required to perform its obligations under this Agreement or any Product Agreement does not, to the Client’s knowledge, infringe any Third Party Rights; and (iv) to the Client’s knowledge, there are no actions or other legal proceedings involving Client or its Affiliates that concerns the infringement of Third Party Rights related to any of the Processing Instructions or specifications, or any of the API or Client-Supplied Components, or the sale, use, or other disposition of Product made in accordance with the Processing Instructions.

(b)	Quality and Compliance. Client covenants, represents, and warrants that:

(i)	the Processing Instructions and specifications for the Product conforms to all applicable cGMPs and Applicable Laws;

(ii)

the Product, if labelled and manufactured in accordance with the Processing Instructions and in compliance with applicable cGMPs and Applicable Laws: (i) may be lawfully sold and distributed in every jurisdiction in which Client markets the Product, (ii) will be fit for the purpose intended and (iii) will be safe for human consumption; and (iii) on receipt by Patheon, the API will conform to the specifications for the API that Client has given to Patheon and that the API will be adequately contained, packaged, and labelled in accordance with Applicable Laws and will conform to the affirmations of fact on the container.

9.3	Patheon Warranties.

Patheon covenants, represents, and warrants that:

(a)

it will perform the Manufacturing Services with experienced, trained employees and qualified subcontractors and in accordance with this Agreement, a Quality Agreement, a Product Agreement, the Processing Instructions, cGMPs, and Applicable Laws;

(b)

any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services: (i) is Patheon’s or its Affiliate’s unencumbered property, (ii) may be lawfully used by Patheon, and (iii) to Patheon’s knowledge, does not infringe and will not infringe any Third Party Rights;

(c)	it will not in the performance of its obligations under this Agreement use the services of any person it knows is debarred or suspended under 21 U.S.C. §335(a) or (b); and

(d)

it does not currently have, and it will not hire, as an officer or an employee any person whom it knows has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Federal Food, Drug, and Cosmetic Act.

(e)

Patheon shall perform all of its obligations under this Agreement in full compliance with all Applicable Laws in the Territory. Patheon shall hold during the Term of this Agreement all licenses, permits and similar authorizations required by any Regulatory Authority in the Territory for Patheon to perform its obligations under this Agreement.

(f)	The Product furnished by Patheon to Client under this Agreement:

(i)

will perform the Manufacturing Services in accordance with the agreed Processing Instructions, cGMPs, or Applicable Laws and shall be manufactured, packaged, labelled, handled, stored and shipped in compliance with all applicable Laws including the agreed Processing Instructions, cGMPs, and in accordance with the Quality Agreement; and

(ii)	shall only contain Product material that has been used, handled, or stored in accordance with the specifications, all applicable Laws and the Quality Agreements;

9.4	Permits.

(a)

Client will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Product, Processing Instructions or specifications, including, without limitation, all marketing and post-marketing approvals, and any specific approvals referred to in the Quality Agreement.

(b)	Patheon will maintain at all relevant times when performing the Manufacturing Services during the Term of this Agreement, all required governmental permits, licenses, approval, and authorities.

9.5	No Warranty.

PATHEON MAKES NO WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET OUT IN THIS AGREEMENT. PATHEON MAKES NO WARRANTY OR CONDITION OF FITNESS FOR A PARTICULAR PURPOSE NOR ANY WARRANTY OR CONDITION OF MERCHANTABILITY FOR THE PRODUCT.

10.	Liability and Remedies

10.1	Consequential and Other Damages.

Under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, indemnity, breach of statutory duty, or otherwise for: (i) any (direct or indirect) delay, penalty, loss of profits, of anticipated savings, of business, of goodwill, or of use of the Product or costs of any substitute services; or (ii) any reliance damages, including but not limited to costs or expenditures incurred to evaluate the viability of entering into this Agreement or to prepare for performance under this Agreement; or (iii) for any other liability, damage, costs, penalty, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

10.2	Limitation of Liability.

(a)

Remedies for Deficient Product. If Client makes a Product Claim under Section 6.1 and the parties agree the Product is a Deficient Product, or the Product is determined to be a Deficient Product under Section 6, Patheon will promptly, at Client’s election, either:

(i)

replace the Product at Patheon’s cost (after which Patheon may invoice for the replacement) if Patheon is able to manufacture the replacement Product at the Manufacturing Site and contingent upon the receipt from Client of all API and Client- Supplied Components required for the manufacture of the replacement Product; or

(ii)	refund [***] percent of the Price paid for the Deficient Product (by credit or offset against other amounts due to Patheon under the Product Agreement).

Except for the indemnity set out in Section 10.3 and any claim for expenses related to a Recall under Section 6.2(c), the remedies described in this Section 10.2 will be Client’s sole remedy in contract, tort, negligence, equity or otherwise, for Deficient Product.

The remedy under this Section 10.2, if applicable (including in the case of Recall), will apply only to the extent that the affected Deficient Product is unsold and returned, destroyed or otherwise disposed of by Client in accordance with this Agreement.

(b)

API. Except as expressly set out in Appendix 3, under no circumstances whatsoever will Patheon be liable to Client in contract, tort, negligence, indemnity, breach of statutory duty, or otherwise for any loss or damage to the API. Patheon’s maximum aggregate liability for loss of or damage to the API will not exceed on a per Product basis [***] percent of revenues (being payments of the Price) received by Patheon for that Product under the applicable Product Agreement during the previous Year (or, in the case of the first Year, the expected revenue for that Product if the agreed Yearly Forecast Volumes were ordered).

(c)

Maximum Liability. In any Year, in addition to the specific remedies under Section 10.2(a) for Deficient Product, Patheon’s maximum aggregate liability to Client under or in connection with this Agreement or any Product Agreement (however arising, including contract, tort, negligence, indemnity, breach of statutory duty, losses of API, or otherwise) will not exceed on a per Product basis [***] percent of revenues (being payments of the Price) received by Patheon for that Product under the applicable Product Agreement during the previous Year (or, in the case of the first Year, the expected revenue for that Product if the agreed Yearly Forecast Volumes were ordered).

(d)

Death, Personal Injury and Fraudulent Misrepresentation. Nothing contained in this Agreement will act to exclude or limit either party’s liability for personal injury or death caused by the negligence of either party or fraudulent misrepresentation.

10.3	Patheon Indemnity.

(a)

Patheon agrees to defend, indemnify and hold harmless Client, its officers and employees, against all losses, damages, costs, claims, demands, subpoenas, judgments and liability to, from and in favour of third parties (other than Affiliates) for i) any claim of infringement of any Third Party Rights by Patheon Intellectual Property, ii) for any claim of a breach of any warranty or representation by Patheon or iii) for any claim of personal injury or property damage to the extent that the injury or damage is the result of a failure by Patheon to perform the Manufacturing Services in accordance with the Processing Instructions, cGMPs, and Applicable Laws except to the extent that the losses, damages, costs, claims, demands, subpoenas, judgments, and liability are due to the negligence or wrongful acts of Client, its officers, employees, or Affiliates.

(b)

If a claim occurs, Client will: (i) promptly notify Patheon of the claim; (ii) use commercially reasonable efforts to mitigate the effects of the claim; (iii) reasonably cooperate with Patheon in the defense of the claim; and (iv) permit Patheon to control the defense and settlement of the claim, all at Patheon’s cost and expense; provided that Client consents in writing to any settlement.

10.4	Client Indemnity.

(a)

Client agrees to defend and indemnify and hold harmless Patheon, its officers and employees, against all losses, damages, costs, claims, demands, subpoenas, judgments and liability to, from and in favour of third parties (other than Affiliates) for i) any claim of infringement of any Third Party Rights in or the Products or that relates to the manufacture of the Product by a proprietary process disclosed by Client or to Patheon’s use of Client’s Intellectual Property to perform the Manufacturing Services, or any portion of them, ii) any claim of a breach of any of warranty or representation by Client, or iii) any claim of personal injury or property damage to the extent that the injury or damage arises other than from a breach of the relevant Product Agreement by Patheon, including, without limitation, any representation or warranty contained in this Agreement, except to the extent that the losses, damages, costs, claims, demands, subpoenas, judgments, and liability are due to the negligence or wrongful acts of Patheon, its officers, employees, or Affiliates.

If a claim occurs, Patheon will: (i) promptly notify Client of the claim; (ii) use commercially reasonable efforts to mitigate the effects of the claim; (iii) reasonably cooperate with Client in the defense of the claim; and (iv) permit Client to control the defense and settlement of the claim, all at Client’s cost and expense; provided that Patheon consents in writing to any settlement..

10.5	Reasonable Allocation of Risk.

This Agreement (including, without limitation, this Section 10) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Product assuming the Product is correctly manufactured, stored and delivered by Patheon in accordance with the terms and conditions of this Agreement. Patheon assumes only a limited degree of risk arising from the manufacture, distribution, and use of the Product because Client has developed and holds the marketing approval for the Product, Client requires Patheon to manufacture and label the Product strictly in accordance with the Processing Instructions, and Client, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Product.

10.6	Validation Batches.

Where Product is manufactured by Patheon (or any of its Affiliates) under a separate pharmaceutical development or technology transfer agreement (the “Development Agreement”) and then released by Patheon for commercial sale or distribution by Client, the performance of the applicable pharmaceutical development or technology transfer services including the manufacture of the Product will be governed by the terms of the Development Agreement and will not be subject to the terms and conditions of this Agreement. The terms of this Agreement and the applicable Product Agreement will apply to any Product after release by Patheon.

11.	Confidentiality

11.1	Confidential Information.

“Confidential Information” means any and all information disclosed by the Disclosing Party to the Recipient (whether disclosed in oral, written, electronic or visual form) that is non-public, confidential or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients and its clients’ confidential information, finances, marketing, products and processes and all price quotations, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to manufacturing capabilities and operations. In addition, all analyses, compilations, studies, reports or other documents prepared by any party’s Representatives containing Confidential Information will be considered Confidential Information. Samples or materials provided under this Agreement as well as any and all information derived from the approved analysis of the samples or materials will also constitute Confidential Information. A party’s rights and obligations under this Section 11 will apply to any Confidential Information that is disclosed by or received by that party’s Representatives. For the purposes of this Section 11, a party receiving Confidential Information under this Agreement (including through its Representatives) is a “Recipient”, and a party disclosing Confidential Information under this Agreement (including through its Representatives) is the “Disclosing Party”. The existence, parties to, and terms of this Agreement or of any Product Agreement will be considered Confidential Information.

11.2	Use of Confidential Information.

The Recipient will use the Confidential Information solely for the purpose of meeting its obligations under this Agreement or a related agreement. The Recipient will now, and in the future, keep the Confidential Information strictly confidential and will not disclose the Confidential Information in any manner whatsoever, in whole or in part, other than to those of its Representatives who: (i) have a need to know the Confidential Information for the purpose of this Agreement; (ii) have been advised of the confidential nature of the Confidential Information and (iii) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement. Recipient will protect the Confidential Information disclosed to it by using reasonable precautions to prevent the unauthorized disclosure, dissemination or use of the Confidential Information, which precautions will not be less than those exercised by Recipient for its own confidential or proprietary Confidential Information of a similar nature.

11.3	Exclusions.

The obligations of confidentiality in this Section 11 will not apply to the extent that Confidential Information:

(a)	is or becomes publicly known through no breach of this Agreement or fault of the Recipient or its Representatives;

(b)

is in the Recipient’s possession at the time of disclosure by the Disclosing Party, as evidenced by the Recipient’s competent written records, other than as a result of the Recipient’s breach of any legal obligation;

(c)

is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party, having the legal right to disclose the Confidential Information, if the other source is not known by the Recipient to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party for the Confidential Information;

(d)

is independently developed by employees, advisors or consultants of the Recipient not involved with Client and without use of or reference to the Disclosing Party’s Confidential Information as evidenced by Recipient’s competent written records; or

(e)	is expressly authorized for release by the written authorization of the Disclosing Party.

Any combination of information which comprises part of the Confidential Information is not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information are covered by exceptions in this Section 11.3, unless the combination itself is covered by any of those exceptions.

11.4	Photographs and Recordings.

Neither party will take any photographs or videos of the other party’s facilities, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other party’s facilities, without that party’s express written consent.

11.5	Permitted Disclosure.

Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party to the extent required, as advised by counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule. But the Recipient will advise the Disclosing Party in advance of the disclosure and limit the required disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable law, will reasonably cooperate with the Disclosing Party, if required, in seeking an appropriate protective order or other remedy, and will otherwise continue to perform its obligations of confidentiality set out in this Agreement. If any public disclosure is required by law, the parties will consult concerning the form of announcement prior to the public disclosure being made. Further, the Client shall be entitled to disclose Confidential Information to any Regulatory Authority, investors and potential investors, landlords, financing parties; including investment bankers, securities regulators, current officers, directors, stockholders, potential collaborators; provided, however, that if any such third party: (i) refuses to sign a Confidentiality Agreement with terms substantially similar to the terms in this Article 11 and (ii) is requesting Patheon Confidential Information , then Client agrees that it will not disclose such Confidential Information to the third party without first notifying Patheon and the Parties mutually agreeing to the process for the disclosure of such information.

11.6	Marking.

The Disclosing Party will use reasonable efforts to summarize in writing the content of any oral disclosure or other non-tangible disclosure of Confidential Information within [***] of the disclosure, but failure to provide this summary will not affect the nature of the Confidential Information disclosed if the Confidential Information was: (i) identified as confidential or proprietary when disclosed orally or in any other non-tangible form and (ii) given the nature of the information, should in the normal course, be considered and treated as Confidential Information.

11.7	Return of Confidential Information.

Upon the written request of the Disclosing Party, the Recipient will promptly return the Confidential Information to the Disclosing Party or, if the Disclosing Party directs, destroy all Confidential Information disclosed in or reduced to tangible form including any copies, summaries, compilations, analyses or other notes derived from the Confidential Information except for one (1) copy which may be maintained by the Recipient for its records for archival purposes and to ensure compliance with the terms and conditions of this Agreement. The retained copy will be retained by general counsel, or designee, in a secure environment and will, at all times, remain subject to all confidentiality provisions contained in this Agreement.

11.8	Remedies.

The parties acknowledge that monetary damages may not be sufficient to remedy a breach by either party of this Section 11 and agree that the non-breaching party will be entitled to seek specific performance, injunctive or other equitable relief to prevent breaches of this Section 11 and to specifically enforce Section 11 in addition to any other remedies available at law or in equity. These remedies will not be the exclusive remedies for breach of this Section 11 but will be in addition to any and all other remedies available at law or in equity.

12.	Intellectual Property

12.1	Inventions.

(a)

For the term of this Agreement as defined in Section 8.1, Client grants to Patheon a non-exclusive, fully paid-up, royalty-free, non-transferable and non-sublicensable (except to the extent required for any agreed upon subcontracted services) license of Client’s Intellectual Property which Patheon must use in order to perform the Manufacturing Services.

(b)	All Client Intellectual Property will be and remain the exclusive property of Client.

(c)

All Patheon Intellectual Property will be the exclusive property of Patheon. Unless Patheon identifies in advance any specific Patheon Intellectual Property that will be subject to a separate licensing agreement between the parties and Client consents in advance to use of such Intellectual Property, Patheon hereby grants to Client a non-exclusive, perpetual, fully-paid-up, royalty-free, transferable license with the right to grant sublicenses through all tiers of the Patheon Intellectual Property used by Patheon in the manufacture of the Product for use in relation to manufacturing that Product and as needed for the commercialization and sale of the Product.

(d)	Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.

(e)

Either party will give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be considered to be improvements or other modifications of the Product, processes or technology owned or otherwise controlled by the party.

12.2	Intellectual Property.

Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required or permitted for the performance of its obligations under this Agreement.

13.	Miscellaneous

13.1	Insurance.

Each party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of [***] after that. This insurance will have policy limits of not less than: (i) USD [***] for each occurrence for personal injury or property damage liability; and (ii) USD [***] in the aggregate per annum for product and completed operations liability. Any combination of Primary and Excess Umbrella Liability policies may be utilized to maintain the required limits. If requested each party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. The insurance certificate will further provide for a minimum of [***] written notice to the insured of a cancellation of, or material change in, the insurance. If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will without delay notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

13.2	Independent Contractors.

The parties are independent contractors and this Agreement, and any Product Agreement does not create between the parties any other relationship such as, by way of example only, that of employer and employee, principal and agent, joint-venturers, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.

13.3	No Waiver.

Neither party’s failure to require the other party to comply with any provision of this Agreement or any Product Agreement will be considered a waiver of the provision or any other provision of this Agreement or any Product Agreement, with the exception of Sections 6.1 and 8.2 of this Agreement.

13.4	Assignment.

(a)	Patheon may not assign this Agreement or any Product Agreement or any of its associated rights or obligations without the written consent of Client, this consent not to be unreasonably withheld.

(b)

Subject to Section 8.2(e), Client may assign this Agreement or any Product Agreement or any of its associated rights or obligations without approval from Patheon. However, Client agrees that it will give Patheon prior written notice of any assignment, and any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement or the Product Agreement, and Client will remain liable under this Agreement Any Partial Assignment will be subject to Patheon’s cost review of the assigned Product and Patheon may terminate this Agreement or any Product Agreement or any assigned part of them, on [***] prior written notice to Client and the assignee if good faith discussions do not lead to agreement on amended Manufacturing Service fees within a reasonable time. Client will reimburse Patheon for any reasonable costs incurred by Patheon in connection with the Partial Assignment including any expenses incurred by Patheon for any due diligence audits in connection with the Partial Assignment.

(c)

Despite the preceding provisions of this Section 13.4, either party may assign this Agreement or any Product Agreement, without any consent of approval of the other Party, but upon written notice to the other Party, to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business or equity securities or pursuant to a merger, consolidation, acquisition or other business combination, provided the assignee executes an agreement with the non-assigning party whereby the assignee agrees to be bound by the obligations of this Agreement.

13.5	Force Majeure.

Neither party will be liable for the failure to perform its obligations under this Agreement or any Product Agreement if the failure is caused by an event beyond that party’s reasonable control, consisting of: strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, cyber-attacks, fires, floods, storms, interruption of or delay in transportation, lack of or inability to obtain fuel, power or components, or compliance with any order, regulation, or enforcement decision of any government entity (a “Force Majeure Event”). A party claiming a right to excused performance under this Section 13.5 will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance and only so long as the Force Majeure event exists. Neither party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment of an undisputed amount) which would otherwise be due and payable under this Agreement or any Product Agreement. If due to Force Majeure Event, Patheon is unable to supply Client with the Product for a period exceeding [***] then Client shall have the right to terminate this Agreement without further cost and with immediate effect and upon written notice to Patheon. At the end of the first [***] during the persistence of the Force Majeure Event Patheon shall reasonably determine whether it will be able to resume supplying Product at the end of such [***] period and notify Client in writing of such assessment. If Patheon has concluded that it will be unable to resume supplying Product at the end of such period Client shall have the right to terminate this Agreement without cost. Patheon will provide all reasonable assistance during the technology transfer for the Product upon termination due to force majeure per Section 8.4.

13.6	Additional Product and Services.

Additional Product may be added to, or existing Product deleted from, any Product Agreement by amendment to the Product Agreement including its Schedules as applicable. If Client requests services other than those expressly set out in this Agreement or in any Product Agreement (such as qualification of a new packaging configuration or shipping studies, or validation of alternative batch sizes), or any cost items that are specifically excluded from the Price, Patheon will provide a written quote of the fee for the additional services and Client will advise Patheon whether it wishes to have the additional services performed by Patheon. The scope of work and fees will be agreed in writing by the parties.

13.7	Notices.

All notices under this Agreement, a Product Agreement, Quarterly Agreement and other agreement shall be in writing. Further, unless otherwise agreed in a Product Agreement, any notice, approval, instruction or other written communication required or permitted under this Agreement will be sufficient if made or given to the other party by personal delivery or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses or email addresses set out below:

If to Client:

Amylyx Pharmaceuticals, Inc.

43 Thorndike Street

Cambridge, MA 02141

Attention: [***]

Email address: [***]

With a copy, which shall not constitute notice, to:

Rubin and Rudman LLP

53 State Street, 15th Floor

Boston, MA 02109

Attn: [***]

Email address: [***]

If to Patheon:

PATHEON INC.

111 Consumers Road

Whitby, ON L1N 5Z5

Attention: [***]

Email address:

With a copy to:

Attention: [***] (at the same address)

or to any other addresses or email addresses given to the other party in accordance with the terms of this Section 13.7. Notices or written communications made or given by personal delivery, or email will be considered to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States, Canada, or European Union mail, postage prepaid or upon receipt (supported by reasonable written evidence), whichever is sooner.

13.8	Severability.

If any provision of this Agreement or any Product Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

13.9	Entire Agreement and Amendment.

This Agreement, together with its Appendices, the applicable Product Agreement, Capital Equipment Agreement (if any), and the Quality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter of the Agreement and supersedes all previous written or oral negotiations, commitments, representations, agreements, transactions, or understandings concerning the subject matter of this Agreement. The basis of the parties’ agreement is set out expressly and they have not been induced by or relied on any statement or representation that is not set out in this Agreement. Any modification, amendment, or supplement to this Agreement or any Product Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents will be this Agreement, the Product Agreement, and the Quality Agreement (except that the Quality Agreement will prevail in relation to quality matters).

13.10	Other Terms.

No terms, provisions or conditions of any purchase order or other business form or written authorization used by the parties will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement or any Product Agreement, regardless of any failure of a party to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement or the applicable Product Agreement and is signed by both parties.

13.11	No Third Party Benefit or Right.

Nothing in this Agreement or any Product Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement or any Product Agreement (except that Patheon Affiliates acting as subcontractors under this Agreement may enforce Sections 10.1 and 10.2). The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

13.12	Execution in Counterparts.

This Agreement and any Product Agreement may be executed in two or more counterparts, by original or electronic (including “pdf”) signature, each of which will be considered an original, but all of which together will constitute one and the same instrument.

13.13	Use of Name.

Neither party may use the other party’s name, trademarks or logo or any variations of them, alone or with any other word or words, without the prior written consent of the other party. Despite this, Client agrees that Patheon may include Client’s name and logo in customer lists or related marketing and promotional material for the purpose of identifying users of Patheon’s Manufacturing Services.

13.14	Taxes.

(a)	VAT.

Any payment due to Patheon under this Agreement in consideration for the provision of Manufacturing Services to Client by Patheon is exclusive of value added taxes (“VAT”), turnover taxes, sales taxes or similar taxes, including any related interest and penalties (together referred to as “Transaction Tax”). If any Transaction Tax is payable on a Manufacturing Service supplied by Patheon to Client under this Agreement, this Transaction Tax will be added to the invoice amount and will be for the account of (and reimbursable to Patheon by) Client.

If any Transaction Tax on the supplies by Patheon is payable by Client under a reverse charge or withholding procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), Client will ensure that Patheon will not effectively be held liable for this Transaction Tax by the relevant taxing authorities or other parties.

Where applicable, Patheon will use its reasonable commercial efforts to ensure that its invoices to Client are issued in a way to meet the requirements for deduction of input VAT by Client, if Client is permitted by law to do so.

Each party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of Transaction Tax resulting from payments made under this Agreement, this recovery to be for the benefit of the party bearing the Transaction Tax.

If Patheon is acting as Client’s buying agent, Patheon will always charge to Client the Transaction Tax in the relevant territory in addition to the amount paid by Patheon to supplier.

For the avoidance of doubt, reference to the Manufacturing Services in this Section also includes any element (or the entirety) of the Manufacturing Services characterized as a supply of goods by Patheon, its subcontractors or any tax authority for Transaction Tax purposes.

(b)	Duties.

Client will bear the cost of all duties, levies, tariffs and similar charges (and any related interest and penalties) (together “Duties”) however designated, arising from the performance of the Manufacturing Services by Patheon, including (without limitation) those imposed as a result of the shipping of materials (including drug substance, materials, components and finished Product) to, from or between Patheon sites. If these Duties are incurred by Patheon, then Patheon will be entitled to invoice Client for these Duties at the time that they are incurred.

(c)	Withholding Tax.

Where any sum due to be paid to Patheon hereunder is subject to any withholding or similar tax, Client will pay the withholding or similar tax to the appropriate Government Authority without deduction from or offset of the amount then due to Patheon. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate or enable the recovery of any tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Client to Patheon under this Agreement.

Patheon will provide Client any tax forms that may be reasonably necessary in order for Client not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.

Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, or similar obligations resulting from payments made under this Agreement, this recovery to be for the benefit of the Party bearing the withholding tax.

(d)

No Offset. Any Transaction Tax, Duty, Withholding Tax or other tax that Client pays, or is required to pay, but which Client believes should properly be paid by Patheon under this Agreement may not be offset against sums due by Client to Patheon whether due under this Agreement or otherwise.

13.15	Governing Law and Jurisdiction.

This Agreement and any Product Agreement, and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with them or their subject matter or formation are governed by the laws of the State of Delaware without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law. Both parties hereby submit to the exclusive jurisdiction of the courts located in the State of Delaware. The parties further expressly agree that the UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

13.16	Dispute Resolution.

All disputes that arise under or in connection with this Agreement will be resolved in accordance with Appendix 2.

SIGNATURE PAGE TO FOLLOW

This Agreement is signed by the authorized representatives of the parties on the dates shown below and will take effect from the Effective Date.

PANTHEON INC.	AMYLYX PHARMACEUTICALS, INC.

By: /s/ Don Liscombe Name: Don Liscombe Title: General Manager, Commercial Operations Date: November 19, 2019	By: /s/ Justin Klee Name: Justin Klee Title: President Date: November 12, 2019

APPENDIX 1—Form of Product Agreement

Product Agreement for [INSERT PRODUCT NAME]

This Product Agreement (this “Product Agreement”) is issued under the Master Manufacturing Services Agreement dated October 1, 2019 between PATHEON INC. and AMYLYX PHARMACEUTICALS, INC., (the “Master Agreement”), and is entered into on [INSERT DATE] (the “Effective Date”) between [PATHEON ENTITY], a corporation existing under the laws of [ ], having a principal place of business at [PATHEON ENTITY ADDRESS] (“Patheon”) and Amylyx Pharmaceuticals, Inc., a Delaware corporation having a principal place of business at 43 Thorndike Street, Cambridge, MA 02141 (“Client”). For the purpose of this Product Agreement, references in the Master Agreement to “Patheon” and “Client” mean the entities defined respectively as Patheon and Client in this Product Agreement.

The terms and conditions of the Master Agreement are incorporated into this Product Agreement except to the extent this Product Agreement expressly modifies specific provisions in the Master Agreement. All capitalized terms that are used but not defined in this Product Agreement will have the respective meanings given to them in the Master Agreement.

1.	Initial Product Term: will be from the Effective Date until December 31, 20[ ]

2.	Manufacturing Site: The Manufacturing Services will be performed at the following Manufacturing Site: [ ]

3.	Minimum Market Requirement: (if different from the Master Agreement, capture Launch Period and period following the Launch Period)

4.	Notices: (if different from Section 13.7 of the Master Agreement): [insert contact details]

5.	API Name: [insert API name]

6.	API Credit Value: Client’s actual cost for API not to exceed [ ] per kilogram. API value to be provided by Client and supported by such reasonable evidence as Patheon requests.

7.	Local Currency: [insert currency]

8.	Billing Currency: [insert currency]

9.	Initial Exchange Rate: [1.00 Local Currency] to [1.00 Billing Currency]

10.	Inflation Index: [if different from the Master Agreement]

11.	Governing Law: [if different from the Master Agreement]]

12.

Other Modifications to the Master Agreement (if any): [insert here; for currencies not in EURO or USD, insert the following language: The parties agree that for purposes of this Product Agreement, all references in the Master Agreement to EURO/USD are hereby converted to [CAD] at the exchange rate of 1 EURO/USD to x [CAD].]

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Schedule A - Commercial Supply Pricing Proposal: Description of the Manufacturing Services and related terms of this Product Agreement, which may include: Product Features and Assumptions, Key Assumptions to be Finalized, Annual Volume Forecasts, Pricing Tables, Costs Included in Price, Costs Not Included in Price, Equipment Requirements (if applicable), Manufacturing Parameters, Packaging Parameters, Testing Conditions, Supply Chain.

In case of conflict between Schedule A and the other parts of this Product Agreement, those other parts will prevail.

This Agreement is signed by the authorized representatives of the parties on the dates shown below and will take effect from the Effective Date.

[PANTHEON ENTITY]	AMYLYX PHARMACEUTICALS, INC.

By: Name: Title: Date:	By: Name: Title: Date:

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Schedule A - Commercial Supply Pricing Proposal

[Insert Commercial Supply Pricing Proposal]

[End of Product Agreement]

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APPENDIX 2 - Dispute Resolution

Negotiation

If any dispute arises out of this Agreement or any Product Agreement, the parties will first try to resolve it amicably. Any party may send a notice of a dispute to the other, and each party will appoint, within [***] from receipt of the notice, an appropriate single representative having full power and authority to resolve the dispute. The representatives will meet as necessary in order to resolve the dispute. If the representatives fail to resolve the matter within [***] from their appointment, or if a party fails to appoint a representative as required above: for Technical Disputes, the expert determination procedure may be started by either party; and for all other disputes, each party will refer the dispute immediately to the Chief Operating Officer or equivalent (or another senior manager as he/she may designate) (“Senior Officers”) who will meet and discuss as necessary to try to resolve the dispute amicably.

Mediation

If the Senior Officers fail to resolve the dispute, the parties will attempt in good faith to settle the dispute promptly by confidential mediation under the then current CPR Mediation Procedure, before resorting to litigation. If one party fails to participate in settlement negotiations as provided in this Appendix 2, the other party may initiate mediation prior to the expiration of the applicable negotiation periods. The mediator will be chosen with the assistance of CPR (and CPR’s choice will be accepted by the parties in the absence of conflict or bias), unless the parties agree on a specific mediator in writing within [***] of the referral to mediation. The mediation will take place in Boston, Massachusetts and the language of the mediation will be English. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.

Except where proceedings are required for the purpose of an interim injunction or other interim equitable relief or to preserve a party’s legal position following the outcome of negotiation or mediation, neither party may commence any court proceedings in relation to a dispute until the required mediation has ended without resolving that dispute or a party fails to participate in that mediation. Where a party decides not to take part in mediation in contravention of this Appendix 2, it will send written notice of that decision to the other party.

Technical Disputes

If a dispute arises between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage, or other activities under this Agreement, including conformance of Product to applicable specifications (a “Technical Dispute”), the parties will use all reasonable efforts to resolve the dispute by amicable negotiations as provided above. If the parties are unable to resolve a Technical Dispute by negotiation, the Technical Dispute will, at the written request of either party, be referred for determination to an expert in the following manner:

(a)

Appointment of Expert. Within [***] after the written request, the parties will appoint a single agreed expert with experience and expertise in the subject matter of the dispute. If the parties fail to agree the appointment within that period, then either party may request that a neutral from the International Institute of Conflict Prevention and Resolution appoints a suitable expert (and both parties will accept that appointment in the absence of evident conflict or bias). As a condition of the expert’s appointment, the parties will ensure that the expert agrees to disclose any actual or potential conflicts of interest promptly as they arise. The parties do not intend that the expert acts as an arbitrator.

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(b)

Procedure. The parties will require the expert to provide an opinion on each referred issue (with reasonably detailed reasoning) within [***] (or as agreed by the parties with the expert). Each party will give to the expert all the evidence and information within their respective possession or control as the expert may reasonably request, which they will disclose promptly and in any event within [***] of a written request from the expert to do so. At all times the parties will co-operate in good faith and seek to narrow and limit the issues to be determined.

(c)

Final and Binding. The determination of the expert will, except for fraud or manifest error or where an unapproved conflict of interest is discovered, be final and binding upon the parties with respect to the referred Technical Dispute.

(d)

Costs. Each party will bear its own costs for any matter referred to an expert under this Appendix 2 and, in the absence of express agreement to the contrary, the costs and expenses of the expert will be shared equally by the parties.

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APPENDIX 3 - API Yield Calculation

Actual Annual Yield

Reconciliation: For each Year, Patheon will prepare an annual reconciliation of API including the calculation of the Actual Annual Yield as set forth below.

“Actual Annual Yield” means the percentage of the Quantity Dispensed that was converted to Products for the Product at the Manufacturing Site in that Year and is calculated as follows:

“Quantity Dispensed” means the API received and dispensed in commercial manufacturing of Product, calculated as follows:

The total quantity of API that complies with the specifications and is received at the Manufacturing Site during the Year added to the inventory of API that complies with the specifications held at the start of the Year, minus the inventory of API that complies with the specifications held at the end of the Year.

The Quantity Dispensed includes API lost in the warehouse prior to and during dispensing but excludes (i) API retained by Patheon as samples; (ii) API contained in Product retained as samples; (iii) API used in testing (if applicable); (iv) API contained in Product that is rejected for specific market related requirements such as visual inspection of the Product that is not part of normal processing and (v) API received or dispensed in technical transfer activities or development activities, including without limitation, any regulatory, stability, validation or test batches manufactured during the applicable period.

“Quantity Converted” means the total amount of API contained in the Product manufactured with the Quantity Dispensed (including any additional Product supplied as a replacement remedy) and released for delivery, but not rejected as Deficient Product in accordance with Section 6.1. The quantity of API contained in Deficient Product will be included in the Quantity Dispensed but not in the Quantity Converted.

Target Yield and Credit Calculation

After Patheon has produced a minimum of ten successful commercial production batches of Product and has produced commercial production batches for at least six months at the Manufacturing Site, the parties will agree on the target yield for the Product at the Manufacturing Site (as a percentage of the Quantity Dispensed to be converted to Product, this percentage a “Target Yield”). After the six month period, and then before the start of each subsequent Year, the parties will enter into good faith discussions to agree on a Target Yield for that Year which reasonably reflects the actual manufacturing experience of Patheon to date. Once the Target Yield is agreed, the following applies:

Shortfall Credit Calculation. If the Actual Annual Yield falls greater than [***] below the respective Target Yield in a Year, then the shortfall credit for the Year (the “Shortfall”) will be calculated as follows:

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Surplus Credit Calculation. If the Actual Annual Yield is greater than the respective Target Yield in a Year, then the surplus credit for that Year (the “Surplus”) will be determined based on the following calculation:

Shortfall Credit. If there is a Shortfall for a Product in a Year, then Patheon will credit Client’s account for the amount of the Shortfall not later than [***] after the end of each Year.

Surplus Credit. If there is a Surplus for a Product in a Year, then Patheon will be entitled to apply the amount of the Surplus as a credit against any Shortfall for that Product which may occur in the next Year. If there is no Shortfall in the next Year the Surplus credit will expire.

Each credit under this paragraph will be summarized in an annual reconciliation report. Upon expiration or termination of a Product Agreement, any remaining Shortfall credit amount owing under this paragraph will be paid to Client.

Limits on API Liability

A Shortfall caused by rejected Deficient Product (including in the case of Recall) will only result in a Shortfall Credit to the extent the affected Product is unsold and returned, destroyed or otherwise disposed of by Client in accordance with the terms of this Agreement.

Any payable reimbursement (within the maximum liability limits) for lost API will be made at the API Credit Value.

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APPENDIX 4 - Price Adjustments

Price Adjustment Calculation Due To Inflation

Refer to Section 4.2(a)

Definitions:

“Inflation Index” means the overall harmonised Index of Consumer Prices (HICP) published by the European Central Bank (www.ecb.europa.eu/stats/prices/hicp/html/index.en.html) for Manufacturing Sites in Europe, and the Producer Price Index pcu32541235412 for Pharmaceutical Preparation Manufacturing (PPI) published by the United States Department of Labor, Bureau of Labor Statistics (hyperlink) for Manufacturing Sites in North America.

“Inflation Percentage” means the average of the monthly annual percentage changes in the Inflation Index from September of the preceding Year to August of the then current Year. For example, at the end of 2019 the new Inflation Percentage would be calculated as follows (figures are for illustration only):

From: Month - Year	To: Month - Year	Annual Percentage Change
September - 2017	September - 2018	0.7%
October - 2017	October - 2018	1.1%
November - 2017	November - 2018	1.0%
December - 2017	December - 2018	0.8%
January - 2018	January - 2019	0.8%
February - 2018	February - 2019	1.1%
March - 2018	March - 2019	1.1%
April - 2018	April - 2019	1.5%
May - 2018	May - 2019	1.7%
June - 2018	June - 2019	1.4%
July - 2018	July - 2019	1.2%
August - 2018	August - 2019	1.1%
Inflation Percentage		1.13%

Calculation:

Price Adjustment Calculation Due To Currency Fluctuation

Refer to Section 4.2(b)

Definitions:

“Billing Currency” means the currency in which the Manufacturing Services will be invoiced and paid as specified in the Product Agreement.

“Local Currency” means the currency that is used in the country where the Manufacturing Site is located as specified in the Product Agreement.

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“Initial Exchange Rate” means the initial exchange rate set out in the Product Agreement to convert one unit of the Patheon Manufacturing Site Local Currency into the Billing Currency for the first Year of the Product Agreement.

“Current Year Exchange Rate” means the exchange rate calculated as of the current Year of the Product Agreement (starting from the second year), and is calculated as the average interbank exchange rate for conversion of one unit of the Patheon Manufacturing Site Local Currency into the Billing Currency during the period (September 1st of the preceding year to August 31st of the current year) as published by OANDA.com under the heading “Average Exchange Rates” at www.oanda.com/currency/average.

“Preceding Year Exchange Rate” means the exchange rate calculated in the previous Year to the then current Year of the Product Agreement.

Calculation:

For example:

Billing Currency	USD
Local Currency	EURO
Current Price (after inflation)	1.50 USD
Preceding Year Exchange Rate	1.2 (1 EURO to 1.2 USD)
Current Year Exchange Rate	1.1 (1 EURO to 1.1 USD)
New Price

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